Exhibit 10.10

First Western Financial, Inc.

NEO Discretionary Incentive Compensation Plan

Plan Overview and Description

Purpose:

To provide financial incentives to Named Executive Officers (“NEO” or “Participant”) that align with the short-term and long-term goals of First Western (“Company”). This NEO Discretionary Incentive Compensation Plan (“Plan”) provides a direct link between eligible Participant’s compensation and the Company’s annual performance.

Plan Period:	January 1, 2018 through December 31, 2018

Plan Description:	The Plan will be measured and weighted based upon two components:

1. Satisfaction of the established Gateway criteria. 2. Participant’s individual Performance criteria.

Gateway:	If the established Gateway criteria is satisfied, the Plan will become eligible for payment.

Definitions:	Performance Measures & Goals include gross revenue budget, return on equity budget, earnings before taxes budget, along with qualitative measures.

Gross Revenue Budget— First Western Financial, Inc. fiscal year budgeted gross revenues, as is defined on the relevant financial statements.

Return on Equity (“ROE”) Budget — The return provided to shareholders for capital required/provided.

Defined as:

Earnings Before Taxes (“EBT”) Budget — Budgeted First Western Financial, Inc. operating earnings before taxes as stated on the financial statements as of December 31, 2018.

Plan Design:

Target Opportunity - The percentage of base salary a Participant is eligible to receive as incentive compensation within a fiscal year (the “Target”).  If actual results are above or below individual’s Performance Measures and Goal thresholds as set forth on the individual NEO’s Discretionary Incentive Plan incorporated herein, the payout will be reduced or increased as indicated in the chart.  The Target is not a guaranteed bonus.

Gateway:	No payout can occur if the Earnings Before Tax for First Western Financial, Inc. for the fiscal year ending December 31, 2018 do not exceed $6.0 million.

Payment Timing	Incentives are paid annually during the first quarter of the following year. CEO performance calculations may be prepared quarterly and submitted to the Compensation Committee for review.

Administrative Provision of the Plan

Plan Administration:

Awards under the Plan are “at-risk” based upon the performance of the Company. Each NEO has a Discretionary Incentive Plan with an assigned target award opportunity, expressed as a dollar amount. The Discretionary Incentive Plan is individually tailored to the responsibility of the eligible NEO. Certain goals of the Discretionary Incentive Plan are linked to the Company’s annual growth objectives for revenues and earnings. Other goals focus on specific earnings and expense targets that have been determined by the Compensation Committee and/or Chief Executive Officer to be important for a particular Participant to direct his or her attention to. Each performance goal is graded individually and the Discretionary Incentive Plan award represents the total of the achievements on the individual performance goals. The Chief Executive Officer approves all individual Discretionary Incentive Plans except his own, which is approved by the Compensation Committee.

Plan Eligibility:

A Participant must remain employed and in good standing on the last day of the calendar year to which the incentive payment relates in order to be eligible payment, except as specified in NEO’s Employment Agreement.

Severability:	The provisions of this Plan shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provision herein.

No Waiver:

The failure by one party to require performance of any provision shall not affect that party’s right to require performance at any time thereafter, nor shall a waiver of any breach or default of this Plan constitute a waiver of any subsequent breach or default or a waiver of the provision itself.

Governing Law:

This Plan shall be construed and enforced in accordance with Colorado law, without regard to principles concerning conflicts of law, and the parties consent to venue in the District Court, City & County of Denver, Colorado.

Employment Agreement:

Participant and the Company entered into an Employment Agreement effective as of January 1, 2017. In the event of a conflict between this Plan and the Employment Agreement, the Employment Agreement shall control.

Knowing and Voluntary Consent:

Participant has read this Plan carefully and knows and understands the contents of the Plan. Participant represents and agrees that he/she fully understands his/her right to discuss all aspects of this Plan with an attorney, that he/she has carefully read and fully understands all of the provisions of this Plan, and that he/she voluntarily accepts this Plan.

NEO	COMPANY